Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Wednesday, July 30, 2014

TFS Financial Corporation Announces Quarterly Earnings

Third Federal Continues Growth and Stock Buybacks to Provide Value to Customers and Shareholders

(Cleveland, OH - July 30, 2014) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three and nine month periods ended June 30, 2014.
The Company reported net income of $17.6 million for the quarter ended June 30, 2014, compared to net income of $16.2 million for the quarter ended June 30, 2013. Net income of $50.0 million was reported for the nine months ended June 30, 2014, compared to net income of $40.2 million for the nine months ended June 30, 2013. The increase in net income for both the quarter and the nine month period is largely the result of a combination of an increase in net interest income, a decrease in the provision for loan losses and a decrease in non-interest expenses, partially offset by a lower gain on the sale of loans.

“We are having another great year,” Chairman and CEO Marc A. Stefanski said. “We’ve booked 8,500 loans for $1.6 billion, and profits are up 25% for the year. Most encouraging is that we have resumed stock repurchases and are working through the regulatory process to reinstate a dividend.

    “This is all great news for our customers, stockholders and communities we serve.”

Net interest income was slightly higher for each current period. The average cost of our interest-bearing liabilities has been reduced by managing retail deposit pricing and gathering additional funds as needed via wholesale channels. The lower interest expense, impacted by lower interest rates on deposits and a shift to more borrowed funds, was partially offset by lower interest income due to lower yields on interest-earning assets. Net interest income was $67.9 million for the quarter ended June 30, 2014 and $66.1 million for the quarter ended June 30, 2013. Net interest income increased $2.2 million, or 1.1%, to $204.7 million for the nine months ended June 30, 2014 from $202.5 million for the nine months ended June 30, 2013. The interest rate spread was 2.24% for both the quarter ended June 30, 2014 and the quarter ended June 30, 2013. The interest rate spread for the nine months ended June 30, 2014 was 2.29% compared to 2.26% in the nine month period last year. The net interest margin for the quarter ended June 30, 2014 was 2.41% compared to 2.44% for the quarter ended June 30, 2013. The net interest margin for the nine months ended June 30, 2014 was 2.45% as compared to 2.46% for the nine months ended June 30, 2013.
The Company continues to experience improving loan performance metrics, resulting in a lower provision for loan losses of $4.0 million recorded for the three months ended June 30, 2014 compared to $5.0 million for the three months ended June 30, 2013. The Company reported $4.9 million of net loan charge-offs for the three months ended June 30, 2014 compared to $9.7 million for the three months ended June 30, 2013. Of the $4.9 million of net charge-offs, $2.6 million occurred in the equity loans and lines of credit portfolio, $1.5 million occurred in the residential, non-Home Today portfolio and $0.8 million occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off mode status since 2009, totaled $159.8 million at June 30, 2014 and $178.4 million at September 30, 2013. The Company recorded a provision for loan losses of $15.0 million for the nine months ended June 30, 2014 compared to $33.0 million for the nine months ended June 30, 2013. The Company reported $25.0 million of net loan charge-offs for the nine months ended June 30, 2014 compared to $36.9 million for the nine months ended June 30, 2013. Of the $25.0 million of net charge-offs in the current fiscal year, $9.0 million occurred in the equity loans and lines of credit portfolio, $11.2 million occurred in the residential, non-Home Today portfolio and $4.8 million occurred in the Home Today portfolio. The allowance for loan losses was $82.5 million, or 0.78% of total loans receivable, at June 30, 2014, compared to $92.5 million, or 0.91% of total loans receivable, at September 30, 2013.

Non-accrual loans decreased $16.2 million to $139.6 million, or 1.32% of total loans, at June 30, 2014 from $155.8 million, or 1.53% of total loans, at September 30, 2013. The $16.2 million decrease in non-accrual loans for the nine months ended June 30, 2014 consisted of a $10.7 million decrease in the residential, non-Home Today portfolio; a $3.8 million decrease in the residential, Home Today portfolio; and a $1.7 million decrease in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $32.3 million to $101.7 million, or 0.96% of total loans receivable, at June 30, 2014 from $134.0 million, or 1.31% of total loans receivable, at September 30, 2013.

Total troubled debt restructurings decreased $15.8 million at June 30, 2014, to $185.9 million from $201.7 million at September 30, 2013. Of the $185.9 million of troubled debt restructurings recorded at June 30, 2014, $61.5 million was in the Home Today portfolio, $104.2 million was in the residential, non-Home Today portfolio and $20.2 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $78.5 million at June 30, 2014 and $84.9 million at September 30, 2013.
Total non-interest expenses decreased $3.4 million to $130.6 million for the nine months ended June 30, 2014 from $134.0 million for the nine months ended June 30, 2013, with most of the decrease occurring in the current quarter as a result of a combination of decreased other operating expenses and federal insurance premiums and assessments.
Total assets increased by $446.7 million, or 4%, to $11.72 billion at June 30, 2014 from $11.27 billion at September 30, 2013. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with an increase in cash and investments.
The combination of cash and cash equivalents and investment securities increased $16.4 million, or 2%, to $779.8 million at June 30, 2014 from $763.4 million at September 30, 2013.
The combination of loans held for investment, net and mortgage loans held for sale increased $426.3 million, or 4%, to $10.51 billion at June 30, 2014 from $10.09 billion at September 30, 2013. Residential non-Home Today mortgage loans, including those held for sale, increased $563.6 million during the nine months ended June 30, 2014, while the equity loans and lines of credit portfolio decreased $138.8 million. As a result of the Company's new state expansion through the use of internet, customer service and direct mail marketing, the Company now originates first mortgage loans and home equity loan products in 17 states. Total first mortgage loan originations were $1.57 billion for the nine months ended June 30, 2014, of which 38% were adjustable rate mortgages and 42% were fixed-rate mortgages with terms of 10 years or less. During the nine months ended June 30, 2014, loan sales of $57.6 million were completed, consisting of $38.3 million of first mortgage loan originations to Fannie Mae and $19.3 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $1.5 million. Current year to date loan sales were less than the previous year due to the strategic decision to not sell whole loans to private investors, as was done the previous year. During the nine months ended June 30, 2013, loan sales of $334.7 million were completed, consisting of $57.9 million of fixed rate loans that qualified under Fannie Mae's HARP II, $148.7 million of fixed rate non-agency whole loans and $128.1 million of variable rate loans. Net gain on the sale of these loans was $8.3 million.
Deposits increased $238.7 million, or 3%, to $8.70 billion at June 30, 2014 from $8.46 billion at September 30, 2013. The increase in deposits was the result of a $116.8 million decrease in our savings accounts, an $8.8 million decrease in our checking accounts, and a $364.3 million increase in our CDs and accrued interest for the nine months ended June 30, 2014. To manage our interest costs and to fund the growth in assets, a combination of CDs and borrowed funds from the FHLB were used. Total deposits include $327.0 million and $13.0 million of brokered CDs at June 30, 2014 and September 30, 2013, respectively. The brokered CDs at June 30, 2014 had average original funding terms of 52 months.
Borrowed funds, all from the FHLB, increased $272.3 million, to $1.02 billion at June 30, 2014 from $745.1 million at September 30, 2013. This increase reflects a combination of an additional $340.0 million of mainly four- to five- year term advances offset by a combination of $19.0 million of lower overnight advances and other principal repayments, as asset growth led to increased cash demands during the period. To facilitate the increase in FHLB borrowings, an additional $4.8 million of FHLB stock was purchased during the nine months ended June 30, 2014.
Principal, interest and related escrow on loans serviced decreased $34.6 million, or 46%, to $41.1 million at June 30, 2014 from $75.7 million at September 30, 2013. This change primarily reflects the impact of a lower balance in the sold loan portfolio and the cyclical timing of real estate tax payments that have been collected from borrowers and remitted to various taxing agencies.
Total shareholders' equity decreased $6.6 million to $1.86 billion at June 30, 2014 from $1.87 billion at September 30, 2013. Activity reflects $50.0 million of net income in the current fiscal year reduced by $68.3 million of repurchases of outstanding common stock (including $42.2 million in the current quarter) and further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. The Company's fifth stock repurchase program, which allows for the purchase of 5,000,000 additional shares, was put into place through the use of a trading plan, effective April 9, 2014. A total of 3,144,050 shares were repurchased at an average cost of $13.43 per share during the quarter ended June 30, 2014. At June 30, 2014, there were 1,855,950 shares remaining to be purchased under the fifth repurchase program. A total of 5,300,300 shares were repurchased at an average cost of $12.88 per share during the nine months ended June 30, 2014. Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 75% of the outstanding stock of the Company, is currently soliciting a member vote for the MHC to waive the receipt of up to a total of $0.28 per share of future possible quarterly dividends from the Company over a twelve month period. The mutual member meeting is being held on July 31, 2014.
At June 30, 2014, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 22.03% and the total risk-based capital was 23.19% for the Association. The Association's current capital ratios are lower than its ratios at September 30, 2013 (22.85% tier 1 risk-based capital ratio and 24.10% total risk-based capital ratio), due to an $85 million cash dividend payment that the Association made to the Company, its sole shareholder, on December 27, 2013. Because of its intercompany nature, this dividend payment had no impact on the Company's capital ratios or its consolidated statement of condition. Additionally, the tier 1 risk-based capital ratio was 26.08% and the total risk-based capital was 27.24% for the Company.
The Company will host a conference call to discuss its operating results for the quarter ended June 30, 2014 at 3:00 p.m. (ET) on Thursday, July 31, 2014. The toll-free dial-in number is 866-952-1908, Conference ID TFSLQ314. A telephone replay will be available beginning at 5:00 p.m. (ET) on July 31, 2014 by dialing 800-723-0528. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning August 1, 2014. The slides for the conference call will be available on the Company's website.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 17 states, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2014, the Company’s assets totaled $11.7 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2014	September 30, 2013
ASSETS
Cash and due from banks	$38,100	$34,694
Interest-earning cash equivalents	217,410	251,302
Cash and cash equivalents	255,510	285,996
Investment securities:
Available for sale (amortized cost $524,493 and $480,664, respectively)	524,314	477,376
Mortgage loans held for sale, at lower of cost or market ($5,252 and $3,369 measured at fair value, respectively)	5,340	4,179
Loans held for investment, net:
Mortgage loans	10,592,431	10,185,674
Other loans	3,710	4,100
Deferred loan fees, net	(4,408)	(13,171)
Allowance for loan losses	(82,502)	(92,537)
Loans, net	10,509,231	10,084,066
Mortgage loan servicing assets, net	12,254	14,074
Federal Home Loan Bank stock, at cost	40,411	35,620
Real estate owned	20,593	22,666
Premises, equipment, and software, net	57,312	58,517
Accrued interest receivable	31,705	31,489
Bank owned life insurance contracts	188,520	183,724
Other assets	70,828	71,639
TOTAL ASSETS	$11,716,018	$11,269,346
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,703,221	$8,464,499
Borrowed funds	1,017,400	745,117
Borrowers’ advances for insurance and taxes	42,281	71,388
Principal, interest, and related escrow owed on loans serviced	41,129	75,745
Accrued expenses and other liabilities	47,123	41,120
Total liabilities	9,851,154	9,397,869
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 304,096,983 and 309,230,591 outstanding at June 30, 2014 and September 30, 2013, respectively	3,323	3,323
Paid-in capital	1,700,996	1,696,370
Treasury stock, at cost; 28,221,767 and 23,088,159 shares at June 30, 2014 and September 30, 2013, respectively	(344,589)	(278,215)
Unallocated ESOP shares	(67,168)	(70,418)
Retained earnings—substantially restricted	578,741	529,021
Accumulated other comprehensive loss	(6,439)	(8,604)
Total shareholders’ equity	1,864,864	1,871,477
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,716,018	$11,269,346

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2014	2013	2014	2013
INTEREST INCOME:
Loans, including fees	$90,884	$92,399	$271,830	$286,329
Investment securities available for sale	2,325	1,260	6,730	3,452
Other interest and dividend earning assets	547	545	1,560	1,646
Total interest and dividend income	93,756	94,204	280,120	291,427
INTEREST EXPENSE:
Deposits	23,210	27,049	68,434	86,214
Borrowed funds	2,674	1,027	6,985	2,739
Total interest expense	25,884	28,076	75,419	88,953
NET INTEREST INCOME	67,872	66,128	204,701	202,474
PROVISION FOR LOAN LOSSES	4,000	5,000	15,000	33,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	63,872	61,128	189,701	169,474
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,356	2,141	7,038	6,590
Net gain on the sale of loans	673	3,978	1,545	8,257
Increase in and death benefits from bank owned life insurance contracts	1,610	1,611	4,806	4,793
Other	1,071	1,094	2,933	3,537
Total non-interest income	5,710	8,824	16,322	23,177
NON-INTEREST EXPENSE:
Salaries and employee benefits	21,973	21,929	67,380	64,356
Marketing services	3,492	3,219	10,105	9,471
Office property, equipment and software	5,242	5,004	15,514	15,318
Federal insurance premium and assessments	2,402	2,878	7,496	9,835
State franchise tax	1,498	1,564	4,916	4,976
Real estate owned expense, net	2,015	2,087	6,968	4,768
Other operating expenses	6,227	9,585	18,260	25,305
Total non-interest expense	42,849	46,266	130,639	134,029
INCOME BEFORE INCOME TAXES	26,733	23,686	75,384	58,622
INCOME TAX EXPENSE	9,102	7,439	25,344	18,432
NET INCOME	$17,631	$16,247	$50,040	$40,190

Earnings per share—basic and diluted	$0.06	$0.05	$0.17	$0.13
Weighted average shares outstanding
Basic	298,681,954	301,913,844	299,860,726	301,746,918
Diluted	300,533,021	302,926,219	301,251,074	302,587,159

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$232,264	$161		0.28%	$259,913	$172		0.26%
Investment securities	2,452	6		0.98%	9,060	9		0.40%
Mortgage-backed securities	488,856	2,319		1.90%	446,513	1,251		1.12%
Loans	10,504,196	90,884		3.46%	10,084,908	92,399		3.66%
Federal Home Loan Bank stock	40,411	386		3.82%	35,620	373		4.19%
Total interest-earning assets	11,268,179	93,756		3.33%	10,836,014	94,204		3.48%
Noninterest-earning assets	321,857				279,866
Total assets	$11,590,036				$11,115,880
Interest-bearing liabilities:
NOW accounts	$1,030,521	$364		0.14%	$1,038,740	$487		0.19%
Savings accounts	1,741,477	825		0.19%	1,808,667	1,249		0.28%
Certificates of deposit	5,757,457	22,021		1.53%	5,844,989	25,313		1.73%
Borrowed funds	980,163	2,674		1.09%	338,110	1,027		1.21%
Total interest-bearing liabilities	9,509,618	25,884		1.09%	9,030,506	28,076		1.24%
Noninterest-bearing liabilities	201,738				240,376
Total liabilities	9,711,356				9,270,882
Shareholders’ equity	1,878,680				1,844,998
Total liabilities and shareholders’ equity	$11,590,036				$11,115,880
Net interest income		$67,872				$66,128
Interest rate spread (2)				2.24%				2.24%
Net interest-earning assets (3)	$1,758,561				$1,805,508
Net interest margin (4)		2.41%	(1)			2.44%	(1)
Average interest-earning assets to average interest-bearing liabilities	118.49%				119.99%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2014				Nine Months Ended June 30, 2013
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$234,888	$455		0.26%	$241,981	$467		0.26%
Investment securities	4,336	21		0.65%	9,355	27		0.38%
Mortgage-backed securities	481,290	6,709		1.86%	437,891	3,425		1.04%
Loans	10,361,608	271,830		3.50%	10,230,102	286,329		3.73%
Federal Home Loan Bank stock	38,464	1,105		3.83%	35,620	1,179		4.41%
Total interest-earning assets	11,120,586	280,120		3.36%	10,954,949	291,427		3.55%
Noninterest-earning assets	308,551				283,896
Total assets	$11,429,137				$11,238,845
Interest-bearing liabilities:
NOW accounts	$1,027,675	$1,087		0.14%	$1,023,427	$1,794		0.23%
Savings accounts	1,785,387	2,621		0.20%	1,803,898	4,416		0.33%
Certificates of deposit	5,590,765	64,726		1.54%	5,941,291	80,004		1.80%
Borrowed funds	955,956	6,985		0.97%	391,232	2,739		0.93%
Total interest-bearing liabilities	9,359,783	75,419		1.07%	9,159,848	88,953		1.29%
Noninterest-bearing liabilities	194,260				250,827
Total liabilities	9,554,043				9,410,675
Shareholders’ equity	1,875,094				1,828,170
Total liabilities and stockholders’ equity	$11,429,137				$11,238,845
Net interest income		$204,701				$202,474
Interest rate spread (2)				2.29%				2.26%
Net interest-earning assets (3)	$1,760,803				$1,795,101
Net interest margin (4)		2.45%	(1)			2.46%	(1)
Average interest-earning assets to average interest-bearing liabilities	118.81%				119.60%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.